EXHIBIT 4. 139

Trust Deed

1.	I, Wan Hua (my PRC identity number is 110106196207281812), whose address is No. 1303, Building 502, Xicui Road, Haidian District , Beijing, am the shareholder of 50% of the equity in Beijing Yi Lian Tong He Information Technology Co., Ltd I hereby state that, I, the trustee of TOM EACHNET HOLDINGS (BVI) INC. (hereinafter the “Beneficiary”, the registered address is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands), hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:

Name: Wan Hua

Date: Feb 1, 2007

The person executed hereunder witnessed Chang Chen to execute this Trust Deed:

Signature:

Name: Zhou MIngzhe